EXHIBIT 10.1

February 22, 2005

Mr. Roy J. Zatcoff
423 Leah Drive
Ft. Washington, PA 19034

Dear Roy:

I am pleased to offer you the position of Executive Vice President of Neoware Systems, Inc. ( the “Company”), responsible for marketing and development of all Company products worldwide. In addition to this specific role, you will be a senior member of the Company’s Executive management team and participate in the overall management of Neoware to meet the Company’s objectives.

In your capacity as Executive Vice President, you will be responsible for product marketing, marketing communications and product development for all Neoware products worldwide.  Your objectives will be to drive the development of Neoware products, integrate worldwide development teams, determine target markets and customers, develop and communicate key benefits of Neoware products, direct entry into new market and product areas and manage departmental budgets for all marketing and development functions worldwide.

The base salary for your position is $10,000 payable every two weeks, and you will be eligible for 28 days of PTO annually, as described in the employee manual.

In addition to your base salary, you will be eligible for an executive bonus of up to $125,000 annually based upon the Company meeting its quarterly and annual revenue and profitability goals, as well as your individual performance, as determined by Neoware’s CEO and its Stock Option and Compensation Committee. This annual executive bonus amount can be increased or decreased at the option of the Committee should you or the Company significantly exceed or fail to achieve these goals. These goals may be adjusted from time to time at the discretion of the Company’s CEO or the Committee. To be eligible for this bonus you must be employed by the Company on the date the bonus is paid.  For the first fiscal year of your employment, you will be eligible to participate in Neoware’s bonus program on a pro-rata basis based upon the number of days actually worked during the fiscal year.

In connection with your employment, Neoware will grant to you options to purchase 140,000 shares of stock in the Company with an exercise price equal to the closing price on your date of hire, as detailed in your Award Agreement.  These ten-year options will consist of a combination of ISO and non-qualified options vesting over four years, with twenty-five percent of the options vesting on each of the first four anniversaries subsequent to your start date. As we have discussed, we expect your first date of employment to be the 20th of March, 2005, or sooner.

You understand that this letter is not an employment agreement, and that you are an employee at will.  This means that your employment can be terminated with or without cause, and with or without notice, at any time, at the option of either Neoware or you, except as otherwise provided by law.  In the event of a “Change of Control”, should you not be offered a comparable position by the Company or the acquirer, or if you do not accept, in your sole discretion, employment in any other capacity offered by the acquirer, Neoware will agree to: 1) continue to pay your base salary for a period of one year from the date of termination; 2) pay you an amount equal to the average of the annual bonus that you earned over the prior three years; 3) pay for the Company’s portion of your health care costs under COBRA for one year; and 4) vest any outstanding stock options granted to you.  In the event that you are offered a comparable position following a Change in Control, or you accept, in your sole discretion, employment in any other capacity offered by the acquirer, Neoware will vest your outstanding stock options in such a manner that you receive the economic benefits of this vesting one year after the Change in Control, provided you are still working for the Company or the acquirer at that time.  The mechanics of such vesting will be determined based on the structure of the Change in Control transaction. For the purposes of this offer letter, “Change in Control” shall have the meaning set forth in Section 2.4 of the Company’s 2004 Stock Option Plan.

In connection with this offer of employment, you agree to sign Neoware’s standard non-disclosure and non-solicitation agreement at the time of your acceptance of this offer, which is attached.

I look forward to you joining Neoware and to your contributions to the Company’s success. Please feel free to contact with any questions.

Very truly yours,

/s/ Michael Kantrowitz

Michael Kantrowitz
Chairman and CEO
Neoware Systems, Inc.

Accepted:

/s/ Roy J. Zatcoff

Roy J. Zatcoff

Date: February 22, 2005